Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JONES ENERGY, INC.

The undersigned officer of Jones Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Jones Energy, Inc.

SECOND:  The following amendment shall be effective at 5:00 p.m. Eastern Time on September 7, 2018 (the “Effective Time”).

THIRD: At the Effective Time of this certificate of amendment to the amended and restated certificate of incorporation of the Corporation, (i) each 20 shares of the Corporation’s Class A common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.001 per share (the “Class A Shares”), and (ii) each 20 shares of the Corporation’s Class B common stock, par value $0.001 per share (the “Class B Shares” and, together with the Class A Shares, the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class B common stock, par value $0.001 per share, in each case, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 6th day of September, 2018.

JONES ENERGY, INC.

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

[Signature Page to Certificate of Amendment]